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                                                                   EXHIBIT 10(L)

                   AGREEMENT RELATING TO 1996 ANNUAL MEETING

  This Agreement Relating to 1996 Annual Meeting (this "AGREEMENT") is made as of May 19, 1996 by and among PS Group, Inc., a Delaware corporation ("GROUP"), PS Group Holdings, Inc., a Delaware corporation ("HOLDINGS"), and Joseph S. Pirinea ("JP").

  WHEREAS, a stockholder of Group has nominated JP (the "JP NOMINATION") for election as a member of the Board of Directors of Group (the "GROUP BOARD") at the 1996 Annual Meeting of Stockholders of Group to be held on May 28, 1996 (the "1996 ANNUAL MEETING") in opposition to the current members of the Company Board who have been nominated for election to the same class of directors at the 1996 Annual Meeting (the "BOARD NOMINEES");

  WHEREAS, JP has submitted a stockholder proposal at the 1996 Annual Meeting (the "JP PROPOSAL"); and

  WHEREAS, JP has announced his opposition to the proposed holding company reorganization (the "REORGANIZATION"), provided for in the Restated Agreement and Plan of Reorganization dated as of January 31, 1996, as amended (the "REORGANIZATION AGREEMENT"), by and among the Company, Holdings and PSG Merger Subsidiary, Inc., which is to be submitted for adoption at the 1996 Annual Meeting;

  NOW, THEREFORE, in consideration of the mutual promises of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement (the "PARTIES") hereby agree as follows:

  1 Provisions Relating to the JP Nomination and Related Matters

   1.1 JP hereby withdraws the JP Nomination and agrees that Group is not required to submit it for a vote at the 1996 Annual Meeting.

   1.2 Group hereby represents and warrants to JP that the Group Board has adopted a resolution to increase its size from five to six effective at the organizational meeting of the Group Board to be held immediately following the conclusion of the 1996 Annual Meeting (the "1996 ORGANIZATIONAL MEETING") and that both the Group Board as a whole, and J. P. Guerin as the sole director in the class whose terms of office will expire at the 1997 Annual Meeting of Stockholders of Group, have adopted resolutions pursuant to which JP will be appointed to the vacancy so created at the 1996 Organizational Meeting.

   1.3 Holdings hereby represents and warrants to JP that the Board of Directors of Holdings (the "HOLDINGS BOARD") has adopted a resolution to the effect that, if the Reorganization is consummated, the size of the Holdings Board will be increased from five to six and JP will be appointed as a member of the class of directors of Holdings whose terms of office will expire at the 1997 Annual Meeting of Stockholders of Holdings.

   1.4 As a member of the Group Board or the Holdings Board, as applicable (the "APPLICABLE BOARD"), JP will be entitled to the same rights (including indemnification rights) as are provided to all other directors of Group or Holdings, as applicable (the "APPLICABLE COMPANY"), in respect of their service as such under Delaware law, the certificate of incorporation and bylaws of the Applicable Company, any indemnification agreements in effect with the other directors of the Applicable Company and any policies or resolution of the Applicable Board regarding director compensation and reimbursement of expenses.

   1.5 Nothing in this Agreement is intended to limit the discretion of the Applicable Board to expand its respective size by creating vacancies and appointing directors to fill them. Prior to any such expansion that is to be effective before JP becomes a director of either Applicable Board under this Agreement, JP shall be given reasonable notice of the Applicable Company's intention to effect such expansion.

   1.6 Group and Holdings each represents and warrants to JP, with respect to the Applicable Board, that the Applicable Board will continue to hold regular meetings no less frequently than quarterly and that its Executive Committee will not exercise its powers to bind the Applicable Company with respect to any material

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decision unless, in the reasonable good faith judgment of such Executive
Committee, the interests of the Applicable Company or its stockholders would be materially jeopardized by deferring the matter pending a decision of the full Applicable Board.

  2 Provisions Relating to the JP Proposal and Related Matters

   2.1 JP hereby withdraws the JP Proposal.

   2.2 Group represents and warrants that the Group Board has adopted a resolution to the effect that, unless the Reorganization is consummated within 30 days of the 1996 Organizational Meeting, a Strategic Planning Committee of the Group Board will be formed and JP will be a member of it, together with two other directors (who will be Charles E. Rickershauser, Jr., if he is re-elected to the Group Board at the 1996 Annual Meeting, and J. P. Guerin).

   2.3 Holdings represents and warrants to JP that the Holdings Board has adopted a resolution to the effect that, if JP becomes a member of the Holdings Board as provided in Section 1.3 and the Reorganization is consummated, then the provisions of Section 2.2 shall apply as if references therein to a Strategic Planning Committee of the Company Board were references to a Strategic Planning Committee of the Holdings Board.

   2.4 The charter of the Strategic Planning Committee referred to in Sections
2.2 and 2.3 shall be to explore alternatives for enhancing stockholder value, including, without limitation, alternatives that would enable the Applicable Company to make prudent distributions to its stockholders in the future. Such Strategic Planning Committee shall be directed to continue to work with the specialized investment banking firm that has been assisting Group in evaluating the feasibility of a sale of some or all of its aircraft and to consider, in the good faith exercise of its business judgment, whether its work in evaluating all of the Applicable Company's businesses would be enhanced by retaining additional investment banking assistance. Such Strategic Planning Committee shall be a deliberative, not a decision-making, body and it shall be directed to make periodic reports to the Applicable Board and submit any recommendations for Applicable Board review and appropriate action.

  3 Provisions Relating to the Reorganization

   3.1 Group and Holdings hereby agree that, prior to the consummation of the Reorganization and following the filing with the Secretary of State of Delaware of the Restated Certificate of Incorporation of Holdings pursuant to Section
1.6 of the Reorganization Agreement, all necessary action will have been taken by the Holdings Board and by Group as the sole stockholder of Holdings to approve an amendment to such Restated Certificate of Incorporation providing for the changes set forth in Annex A hereto (the "POST-CLOSING CERTIFICATE AMENDMENTS") and Holdings covenants that, promptly following the consummation of the Reorganization, a further Restated Certificate of Incorporation of Holdings reflecting only the Post-Closing Certificate Amendments shall be filed in accordance with Delaware law.

   3.2 Holdings shall cause the legend affixed to certificates representing shares of its Common Stock issued pursuant to, and following the consummation of, the Reorganization to read in its entirety in the amended form set forth as Annex B hereto.

  4 Provisions Relating to the 1996 Annual Meeting and Related Matters

   4.1 JP shall provide to Group and Holdings such information as they may reasonably request for inclusion in supplemental materials to be disseminated in connection with the 1996 Annual Meeting under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, and the regulations promulgated each of those statutes (collectively, the "SECURITIES ACTS") in order to comply with the disclosure requirements of the Securities Acts regarding the respective agreements of Group and Holdings in Section 2 with respect to the appointment of JP to the Applicable Board. JP represents and warrants to Holdings and Group that such information shall not contain any material misstatement or omission.

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   4.2 All press releases, other formal public statements, and filings with the Securities and Exchange Commission (the "SEC") to be made either by the Companies or JP from the date hereof until the conclusion of the 1996 Annual Meeting, shall, to the extent that they refer to this Agreement, the Disputed Matters or the respective positions of the Companies or JP with respect thereto, be subject to the approval of all Parties (not to be unreasonably withheld or delayed); provided, however, that if either of the Companies determines, with the advice of its counsel, that under the requirements of the Securities Acts, other applicable federal or state law or the requirements of any national securities exchange, it is required to issue a press release or other formal public statement or make a filing with the SEC that contains material covered by the preceding sentence and time will not permit submission thereof for JP's approval, it may nevertheless take the action it determines to be required. The Parties acknowledge that documents provided to one another for review under this Section 4.2 may contain non-public confidential information which shall not be used for any purpose other than fulfillment of the provision of this Section 4.2.

   4.3 JP shall vote, or cause to be voted, at the 1996 Annual Meeting all shares of the Common Stock of Group over which he exercises sole or shared voting power in favor of the adoption of the Reorganization Agreement and in favor of the election to the Company Board of both Board Nominees. JP represents and warrants that he has sole or shared voting power over approximately 1.00% of the outstanding shares of Common Stock of Group.

   4.4 JP shall, to the fullest extent consistent with the Securities Acts, make such solicitations of proxies as he determines appropriate and useful in favor of the adoption of the Reorganization Agreement and the election of the Board Nominees.

   4.5 As soon as practicable following the execution of this Agreement, Group shall issue a press release in the form of Annex C hereto and file with the SEC a Current Report on Form 8-K containing only the text set forth in Annex D hereto and the exhibits referred to therein. JP agrees to such issuance and filing pursuant to Section 4.2.

  5 Certain Representations and Warranties

   5.1 Group and Holdings each hereby represents and warrants to JP that: (a) its respective execution, delivery and performance of this Agreement has been approved by the Applicable Board and does not violate its respective certificate of incorporation, bylaws or any agreement to which it is a party; and (b) this Agreement constitutes its respective binding and enforceable agreement.

   5.2 JP hereby represents to Group and Holdings that: (a) the execution, delivery and performance of this Agreement does not violate any agreement to which he is a party; (b) this Agreement constitutes his binding and enforceable agreement; and (c) he has consulted with counsel of his choice in connection with his decision to enter into and be bound by this Agreement.

  6 General Provisions

   6.1 This Agreement constitutes the entire agreement of the Parties and supersedes any and all prior agreements or understandings (whether written or oral and whether or not entered into with intent to be legally bound) between or among any of them with respect to the subject matter hereof.

   6.2 This Agreement is made for the benefit exclusively of the Parties and is not intended to confer any rights or impose any obligations on any other person or entity.

   6.3 This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware without regard to the conflict-of-law principles of such State.


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   6.4 Exclusive Jurisdiction to resolve any dispute arising under or in connection with this Agreement is hereby conferred on the Chancery Court of the State of Delaware or, if the dispute involves issues of federal law or which such Chancery Court lacks or declines jurisdiction, on the U.S. federal district court located in the State of Delaware. The Parties hereby submit to the exclusive jurisdiction of said Courts.

   6.5 This Agreement shall be binding upon, and enure to the benefit of, the respective legal successors of the Parties; provided, however, that the provisions of this Agreement relating to the nomination of, election to and membership of the Applicable Board and the Strategic Planning Committee thereof by JP are for the exclusive and personal benefit of JP.

   6.6 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which shall together constitute a single instrument.

   6.7 Promptly following the date of this Agreement, Group shall pay JP the amount of $10,000 in respect of reimbursement of his actual out-of-pocket expenses in connection with the JP Nomination, the JP Proposal and this Agreement.

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  IN WITNESS WHEREOF, this Agreement has been executed by each of the Parties as of the date first above written.

PS GROUP, INC.                            JOSEPH S. PIRINEA

By: /s/ Charles E. Rickershauser, Jr.     /s/ Joseph S. Pirinea
    ---------------------------------
Charles E. Rickershauser, Jr.
Chairman and
Chief Executive Officer

PS GROUP HOLDINGS, INC.

By: /s/ Charles E. Rickershauser, Jr.
    ---------------------------------
Charles E. Rickershauser, Jr.
Chairman and
Chief Executive Officer

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